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                            EXHIBIT 28.1 (1 PAGES)

                 PRESS RELEASE DATED APRIL 15, 1998 ANNOUNCING
                    STOCKHOLDER APPROVAL OF REORGANIZATION
                             AND MERGER AGREEMENT


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PMFI PERPETUAL MIDWEST FINANCIAL, INC.
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FOR IMMEDIATE RELEASE

                                                     DATE: April 15, 1998
                                                     CONTACT: Rick L. Brown, CFO
                                                              (319) 366-1851

                       PERPETUAL MIDWEST FINANCIAL, INC.


CEDAR RAPIDS, IOWA------

                  Perpetual Midwest Financial, Inc. ("Perpetual"), parent of Perpetual Savings Bank, FSB, announced that the company's stockholders approved at a special stockholder meeting, held on April 14, 1998, a resolution to approve and adopt the reorganization and merger agreement, as amended, by and among the company, Commercial Federal Corporation, Perpetual Savings Bank and Commercial Federal Bank.

         On December 15, 1997, Perpetual announced that it had signed a definitive agreement with Commercial Federal Corporation ("Commercial"), headquartered in Omaha, Nebraska, pursuant to which Perpetual would merge with Commercial and Perpetual Savings would merge with Commercial Federal Bank, a wholly owned subsidiary of Commercial. The Merger is expected to be completed in Mid 1998.

         Commercial, parent company of Commercial Federal bank, has operations in Nebraska, Kansas, Colorado, Oklahoma and Iowa. Perpetual Savings Bank, FSB, headquartered in downtown Cedar Rapids, Iowa, has four full service branch offices including; Cedar Rapids West, Cedar Rapids East, Cedar Rapids Northeast, and Iowa City, Iowa.

         Perpetual Midwest Financial, Inc's common stock is traded on the NASDAQ National Market under the symbol "PMFI" and Commercial's common stock is traded on the New York Stock Exchange under the symbol "CFB".


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